Exhibit 99.1

PaxMedica Receives Emergency Request for IV Suramin from African Health Ministry for Use in Treating Fatal Sleeping Sickness

•	Emergent shortages of the drug used to treat the most severe form of African sleeping sickness creates immediate need for direct access to the global drug market for affected nations

•	As previously reported, PaxMedica recently executed final registration and validation batches of PAX-101 (an IV form of suramin) in preparation for a future NDA submission as an orphan designated drug

TARRYTOWN, NY / ACCESSWIRE / April 16, 2024 / PaxMedica, Inc. (NASDAQ: PXMD), a biopharmaceutical company focused on advancing treatments for neurological disorders, today announced it has received an urgent request from the Ministry of Health (MOH) of Malawi, asking for emergency access to IV suramin to avert a potential humanitarian crisis brought on by dwindling supplies of drugs used routinely to save lives in that region of Africa.

PaxMedica, which just last week announced that it has completed execution of its three pivotal registration/validation batches of PAX-101 (an IV form of suramin), has brought this emergency request to the attention of the U.S. Food and Drug Administration (FDA) to determine potential impact, if any, on the ongoing development program and NDA submission plans for PAX-101. PaxMedica has previously announced the completion of its recent Type B meeting with FDA in preparation for submitting an NDA for the use of PAX-101 in the treatment of the rare and fatal trypanosomal infection, Trypanosoma brucei rhodesiense, caused by the bite of a tsetse fly.

“Receiving this request from The Ministry of Health of Malawi serves to emphasize, not only the challenging situation faced by the countries in the most vulnerable zone for the fatal disease, TBr HAT, it speaks to the continued need for suramin as the standard of care in treating Stage 1 of the infection, using what’s known as the Malawi dosing protocol, which they have used in an effort to save lives in that region for nearly 100 years”, said Howard Weisman, Chairman and CEO of PaxMedica. “FDA has agreed that having more than one global manufacturer of drugs like suramin could provide public health benefit by creating multiple supply chains and would help ensure a steady supply of the drug product.”

It is important to note that, of the 349 patients who were included in our Real World retrospective evidence, HAT-301 clinical study of TBR HAT patients treated with suramin between 2000 and 2020, many of the cases were from Malawi. (PaxMedica - A Promising Path in Autism) “Having the highest incidence of TBr HAT in the world, the Malawi Ministry of Health enabled PaxMedica to conduct the first and only analysis of efficacy in the actual setting where historically the vast majority of these infections have been successfully treated”, said Weisman. “This pivotal Phase 3 study would not have been possible without their multi-year commitment to our work on PAX-101.”

PaxMedica is in the process of responding to the Malawi Ministry of Health’s request and is in contact with regulatory authorities in both the U.S. and Malawi with an intention to help with today’s emergency, as well as to work with the FDA to determine the best path forward to submit the PAX-101 NDA for regulatory approval, as well as to potentially qualify for a Priority Review Voucher under the Neglected Tropical Disease Priority Review Voucher Program, which could provide PaxMedica resources to help ensure a steady supply of suramin to these endemic regions .”

About PaxMedica

PaxMedica, Inc. is a forward-looking clinical-stage biopharmaceutical firm specializing in cutting-edge anti-purinergic drug therapies (APT) aimed at addressing a range of challenging neurologic disorders. Our comprehensive portfolio encompasses a spectrum of conditions, including neurodevelopmental disorders such as Autism Spectrum Disorder (ASD), as well as other critical areas within the neurology field. Additionally, we intend to provide the rest of the world with an additional, reliable source of suramin, the accepted standard of care for Stage 1, Trypanosoma Brucei Rhodesiense.

We are dedicated to the continuous development and evaluation of our pioneering program, PAX-101, an intravenous suramin formulation that lies at the heart of our efforts, particularly focused on innovative ASD treatment solutions. Our ongoing research initiatives not only prioritize the needs of ASD patients, but also extend to exploring potential therapeutic applications for related conditions. To learn more about our transformative work, please visit www.paxmedica.com.

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Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, distribution and demand for our product candidates. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn, regulatory approvals and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the U.S. Securities and Exchange Commission.

Contacts

PaxMedica, Inc.
 303 S Broadway,
 Suite 125.
 Tarrytown, NY 10591
 www.paxmedica.com

Media Contact
 media@paxmedica.com

Investor Contact
 Scott McGowan
 InvestorBrandNetwork (IBN)
 Phone: 310.299.1717
 ir@paxmedica.com
 www.paxmedica.com/investors

SOURCE: PaxMedica, Inc.